Exhibit 99.1

Comcast/Time Warner Cable/Charter Transactions Terminated

Philadelphia, PA — April 24, 2015 — Comcast Corporation announced this morning that its merger agreement with Time Warner Cable and its transactions agreement with Charter Communications, Inc. have been terminated.  The following is a statement from Comcast Chairman and CEO Brian L. Roberts:

“Today, we move on.  Of course, we would have liked to bring our great products to new cities, but we structured this deal so that if the government didn’t agree, we could walk away.

Comcast NBCUniversal is a unique company with strong momentum.  Throughout this entire process, our employees have kept their eye on the ball and we have had fantastic operating results.  I want to thank them and the employees of Time Warner Cable for their tireless efforts.

I couldn’t be more proud of this company and I am truly excited for what’s next.”

About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA, CMCSK) is a global media and technology company with two primary businesses, Comcast Cable and NBCUniversal. Comcast Cable is the nation's largest video, high-speed Internet and phone provider to residential customers under the XFINITY brand and also provides these services to businesses. NBCUniversal operates news, entertainment and sports cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures and Universal Parks and Resorts. Visit www.comcastcorporation.com for more information.

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Media Contact:
John Demming
215-286-8011
John_Demming@comcast.com